Exhibit 15.01

The Shareholders and Board of Directors of Union Bankshares Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-198710, 333-165874, 333-144481, 33-78060, 333-102012, and 333-81199 and Form S-8 Nos. 333-203580, 333-193364, 333-175808, 333-113842, and 333-113839) of Union Bankshares Corporation of our report dated May 7, 2015 relating to the unaudited consolidated interim financial statements of Union Bankshares Corporation that are included in its Forms 10-Q for the quarter ended March 31, 2015.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Richmond, Virginia
May 7, 2015